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                                 EXHIBIT 10.49

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YOU ARE STRONGLY ENCOURAGED TO READ THIS DOCUMENT CAREFULLY AND TO CONSULT WITH
AN ATTORNEY BEFORE EXECUTING THIS DOCUMENT.
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                              SEPARATION AGREEMENT

     This Separation Agreement (this "Agreement"), dated as of the 23rd day of June, 1999, is entered into by and between James M. Bahin ("Employee") and NOVA Corporation, a Georgia corporation ("NOVA"), on behalf of itself and its affiliated and related entities, directors, officers and employees, representatives, agents, attorneys, accountants, employee benefit plans, and employee welfare plans.

                                 W I T N E S S E T H:

     WHEREAS, Employee is employed by NOVA as its Chief Financial Officer pursuant to an Employment Agreement (the "Employment Agreement"), dated October 27, 1995, by and between Employee and NOVA Information Systems, Inc., a Georgia corporation and wholly-owned subsidiary of NOVA ("NIS") and serves as a Vice Chairman of the NOVA Board of Directors; and

     WHEREAS, Employee and NOVA have mutually agreed to the terms and conditions by which Employee's employment with NOVA will terminate and Employee shall retire, and wish to set out those terms and conditions specifically in writing; and

     WHEREAS, the parties intend that this Agreement shall supersede and render null and void the Employment Agreement;

     NOW, THEREFORE, for the consideration outlined herein and other agreements contained herein, Employee and NOVA agree as follows:

                                      I.
                                  Definitions

     As used in this Agreement, the following definitions shall be applicable:

     A. The term "Continuation Period" shall mean the two (2) year period immediately following the Employment Termination Date.

     B. The phrase "Employee's related entities and persons" shall mean and include the heirs, executors, administrators, beneficiaries, assigns, agents, representatives, and successors of Employee, and any other persons acting or purporting to act on behalf of, or in the name of, or asserting claims by, on behalf of, or through, Employee, and the successors and assigns of such persons, and the successors and assigns of Employee.

     C.  The term "Employer" shall mean NOVA and NIS, collectively.

     D. The phrase "Employer's related employers" shall mean and include any parent, subsidiaries and related corporations or entities, predecessors, successors and assigns of Employer.

     E. The phrase "Employer's related entities and persons" shall mean and include the agents, employees, directors, servants, independent contractors, attorneys, representatives, actuaries, accountants, officers, and trustees of
(1) Employer and/or any one or more of Employer's related employers and (2) every person (whether natural or artificial), firm, or entity now or previously affiliated with Employer and/or any one or more of Employer's related employers in any manner whatsoever, and every such person, firm or entity with which Employer and/or any one or more of Employer's related employers may affiliate in any manner whatsoever in the future.

     F.  The phrase "Employment Termination Date" shall mean June 8, 1999.

     G. The phrase "General Release and Covenant Not to Sue Agreement" shall mean the document, the form of which is attached hereto as Exhibit B, which must be effectively and irrevocably executed by Employee in order to receive the remuneration set forth in Article III hereof.

     H. The term "Plan(s)" shall mean, when referenced as Plan(s) of a particular entity, individual or other person, all employee benefit plans (within the meaning ERISA (S)3(3)) sponsored by, contributed to, or maintained by such entity, individual or other person.

     I. The phrase "Plan's (Plans') related entities and persons," when referencing one or more Plans, shall mean and include (1) the agents, employees, servants, independent contractors, attorneys, representatives, actuaries, accountants, fiduciaries, administrators, administrative committee(s) or other committee(s), and trustees of, (2) every other person (whether natural or artificial), firm or entity now or previously affiliated in any manner whatsoever with, and (3) every such other person, firm or entity which in the future may affiliate in any manner whatsoever with, the one or more Plan(s) so referenced.

                             Separation Agreement

                                      II.
                     Termination of Employee's Employment

     Employee and Employer agree and acknowledge that Employee's employment with Employer will be voluntarily terminated as of the Employment Termination Date, and, accordingly, that such Employment Termination Date shall be used to determine Employee's entitlement to any benefits generally available to employees of Employer under a Plan of Employer, as well as the amount thereof, subject to Article III hereof. Employee agrees to resign from Employer's Board of Directors effective as of the Employment Termination Date. Employer and Employee agree that the Employment Agreement will become null and void as of the Employment Termination Date, and will be of no further force and effect, and will be superseded entirely by this Agreement.

                                     III.
               Payments to Employee and Continuation of Benefits

     Payments and Continuation of Benefits. In addition to the general compensation and benefits to which Employee would be entitled based upon his employment with Employer through the Employment Termination Date, Employee and Employer hereby agree that Employee shall receive the following remuneration only if Employee complies with his agreement in Article V below to execute a General Release and Covenant Not to Sue Agreement within thirty (30) days following his Employment Termination Date and such agreement becomes valid, irrevocable, enforceable and binding:

          Monthly Cash Payments. Employee shall receive twenty-four (24) monthly cash payments, each in the amount of $30,000.00, with each monthly payment to Employee in the form of a check drawn on an account of Employer and sent to Employee by first class mail, postage prepaid or, at Employee's election, by direct deposit to Employee's bank account in accordance with Employer's policies applicable generally to direct deposit of employee salaries. Such monthly payments shall be made on the first day of each month beginning with the calendar month following the calendar month during which the Employment Termination Date occurs and continuing on the first day of each following month for a twenty-four (24) month period. In the event that Employee elects to receive monthly cash payments by direct deposit, Employer may make such payments in each month concurrently with Employer's regular direct deposit of employee payroll.

          Vesting of Stock Options. The outstanding and unvested options for the purchase of common stock of Employer held by Employee listed on the attached Exhibit A shall become vested and exercisable as of the Employment Termination Date. All options listed on the attached Exhibit A shall expire on the date which is one (1) year after the

                             Separation Agreement

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     Employment Termination Date, and any options granted (or contemplated to be granted) to Employee other than the options listed on the attached Exhibit
     A shall expire as of the Employment Termination Date. Employer shall take such action as is necessary under the terms and provisions of such options and any applicable plans under which such options were issued to ensure the vesting, continuance and expiration of such options in accordance with the preceding sentence.

          Payment of COBRA Continuation Coverage Premiums. To the extent that Employee and/or any of his dependents is eligible to, and timely elects to, receive continuation coverage under any Plan of Employer which is a group health plan subject to the provisions of part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended and/or Section 4980B of the Internal Revenue Code of 1986, as amended, Employer shall timely pay any premiums required for such coverage for the duration of the Continuation Period. This payment of premiums by Employer is not intended to alter in any way the provisions of any Plan of Employer, and all time limits, effects of subsequent coverage and all other relevant provisions of any such Plan remain unchanged and shall control Employee's (and his dependents') entitlement to coverage or benefits under any such Plan.

          Life and Disability Insurance. For the duration of the Continuation Period, Employer shall provide the Employee with life insurance and disability insurance which is substantially similar to that available to Employee under the Plans of Employer providing such coverage to Employee immediately prior to the Employment Termination Date; provided, however, such insurance coverage shall not be provided to the extent that such coverage is generally provided by Plans of Employer through an insurance contract with a licensed insurance company and such insurance company will not agree to insure for such coverage. This provision of insurance coverage by Employer is not intended to alter in any way the provisions of any Plan of Employer, and all time limits, effects of subsequent coverage and all other relevant provisions of any such Plan remain unchanged and shall control Employee's (and his dependents') entitlement to coverage or benefits under any such Plan.

The parties agree that the above additional remuneration shall be subject to any applicable federal, state and/or local income tax withholding, FICA tax, or other tax requirements, and is completely and entirely contingent upon the execution of a valid, enforceable, binding and irrevocable General Release and Covenant Not to Sue Agreement in accordance with Article V herein. Furthermore, notwithstanding any provision above, none of the above additional remuneration shall be paid until the date (the "GRCNSA Effective Date") on which there is a valid, enforceable, binding and irrevocable General Release and Covenant Not to Sue Agreement executed by Employee, and to the extent that any of the above additional remuneration would

                             Separation Agreement

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be payable prior to such GRCNSA Effective Date, it shall instead be paid on or before the fifth (5th) day after the GRCNSA Effective Date.

                                      IV.
                             Restrictive Covenants

     Products, Notes, Records and Software. Employee acknowledges and agrees that all memoranda, notes, records and other documents and computer software created, developed, compiled or used by Employee or made available during the term of his service with Employer concerning or relative to Employer's business of providing credit and debit card transaction processing and settlement services (including the related products and services of automated teller machines and check guarantee services) to merchants, financial institutions, independent sales organizations and other similar customers (the "Employer Business"), including without limitation, all customer data, billing information, service data, and other technical material of Employer and Employer's related employers (collectively, the "Employer Entities") is and shall be the property of the appropriate Employer Entities. Employee agrees to deliver without demand all such materials to the appropriate Employer Entities within thirty (30) days after the termination of Employee's service with Employer as a member of its Board of Directors. Employee further agrees not to such use materials for any reason after said termination; provided, however, that Employee shall be entitled to use materials which are generally available to the public other than as a result of (a) disclosure by Employee, (b) the breach of Employee's obligations under this Agreement, or (c) the breach by any person or entity (other than Employee) of any confidentiality, non-disclosure or similar obligation (but only to the extent that Employee has knowledge of such breach).

     Nondisclosure. (a) Employee acknowledges and agrees that because of his employment and service with Employer, he has had, and will continue to have, access to proprietary information of the Employer Entities concerning or relative to the Employer Business (collectively, "Confidential Information") which includes, without limitation, technical material of the Employer Entities, sales and marketing information, customer account records, billing information, training and operations information, materials and memoranda, personnel records, pricing and financial information relating to the business, accounts, customers, prospective customers, employees and affairs of the Employer Entities, and any information marked "Confidential" by the Employer Entities. Employee acknowledges and agrees that the Confidential Information is and shall be the property of the appropriate Employer Entities. Provided that Employer complies with its obligations set forth in Article III, Employee agrees during Continuation Period, Employee shall not use Confidential Information for any reason other than on behalf of the Employer Entities.

     (b) Notwithstanding the foregoing, Employee shall not be subject to the restrictions set forth in subsection (a) immediately above with respect to information which:

                             Separation Agreement

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          (i) becomes generally available to the public other than as a result of disclosure by Employee or the breach of Employee's obligations under this Agreement;

          (ii) becomes available to Employee from a source which is unrelated to his employment or service with Employer, provided such source lawfully obtained such information and is not bound by a confidentiality agreement with any of the Employer Entities; or

          (iii) is required by law to be disclosed.

     (c) Employee acknowledges and agrees that because of his employment with Employer, he has had and will have access to "trade secrets," as defined in the Uniform Trade Secrets Act, O.C.G.A. (S) 10-1-769, et seq. (the "Uniform Trade Secrets Act") of the Employer Entities. Nothing in this Agreement is intended to alter the applicable law and remedies with respect to information meeting the definition of "trade secrets" under the Uniform Trade Secrets Act, which law and remedies shall be in addition to the obligations and rights of the parties hereunder.

     Covenants Not to Solicit or Compete. Employee acknowledges and agrees that, because of his employment with Employer, he has and will continue to have access to confidential or proprietary information concerning merchants, associate banks and independent sales organizations ("ISO") of the Employer Entities and establish relationships with such merchants, associate banks and ISOs as well as with the vendors, consultants and suppliers used to service such merchants, associate banks and ISOs within the United States. In consideration for the benefits and compensation Employee is receiving hereunder, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees that during the 2-year period immediately following the Employment Termination Date, he shall not directly or indirectly, either individually, in partnership, jointly, or in conjunction with, or on behalf of, any person, firm, partnership, corporation or unincorporated association or entity of any kind:

     (a) (i) compete with any of the Employer Entities in providing credit card and debit card transaction processing services within the United States, or (ii) otherwise obtain any interest in (except as a stockholder holding less than five percent (5%) interest in a corporation which is traded on a national exchange or over-the-counter), lend money to, guarantee the debts or obligations of, or perform services in either a supervisory or managerial capacity or as an advisor, consultant or independent contractor for, or otherwise participate in the ownership, management or control of, any person, firm, partnership, corporation, or unincorporated association of any kind which is providing credit card and debit card transaction processing services within the United States;

                             Separation Agreement

     (b) solicit or contact, for the purpose of providing products or services the same as or substantially similar to those provided by any of the Employer Entities in connection with the Employer Entities' Business, any person or entity that during the term of Employee's employment with Employer was a merchant, associate bank, ISO or customer (including any actively-sought prospective merchant, associate bank, ISO or customer) of any of the Employer Entities and with whom Employee had material contact or about which Employee learned material information during the twelve (12) months immediately preceding the Employment Termination Date;

     (c) persuade or attempt to persuade any merchant, associate bank, ISO, customer, or supplier of any of the Employer Entities to terminate or modify such merchant's, associate bank's, ISO's, customer's, or supplier's relationship with any of the Employer Entities if Employee had material contact with or learned material information about such merchant, associate bank, ISO, customer, or supplier during the twelve (12) months immediately preceding the Employment Termination Date; or

     (d) persuade or attempt to persuade any person who (i) was employed by any of the Employer Entities as of the date of the Employment Termination Date, and
(ii) is in a sales or management position with any of the Employer Entities at the time of such termination, to terminate or modify his employment relationship, whether or not pursuant to a written agreement, with any of the Employer Entities, as the case may be.

     New Developments. Any discovery, invention, process or improvement made or discovered by Employee during the term of his employment in connection with or any way affecting or relating to the Employer Business (as then carried on or under active consideration) shall forthwith be disclosed to Employer and shall belong to and be the absolute property of the appropriate Employer Entity; provided, however, that this provision does not apply to an invention for which no equipment, supplies, facility, trade secret information of the Employer Entities was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) directly to the Employer Business or (ii) to the actual or demonstrably anticipated research or development of any of the Employer Entities; or (b) the invention results from any work performed by Employee for any of the Employer Entities.

     Reasonableness. Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred on Employer under this Agreement, and Employee hereby acknowledges and agrees that:

     (a) the restrictions and covenants contained herein, and the rights and remedies conferred upon Employer, are necessary to protect the goodwill and other value of the Employer Business;

                             Separation Agreement

     (b) the restrictions placed upon Employee hereunder are fair and reasonable in time and territory, will not prevent him from earning a livelihood, and place no greater restraint upon Employee than is reasonably necessary to secure the Employer Business and goodwill of Employer;

     (c) Employer is relying upon the restrictions and covenants contained herein in continuing to make available to Employee information concerning the Employer Business; and

     (d) Employee's employment hereunder places him in a position of confidence and trust with Employer and its employees, merchants, associate banks, ISOs, customers, vendors and suppliers.

     Remedy for Breach. Employee acknowledges and agrees that a breach of any of the covenants contained in this Article of this Agreement would cause irreparable injury to Employer and that remedies at law available to Employer for any actual or threatened breach of such covenants will be inadequate and that Employer shall be entitled to specific performance of the covenants in this Article or injunctive relief against activities in violation of this Article by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity or proving actual damages. This provision with respect to injunctive relief shall not diminish the right of Employer to claim and recover monetary damages against Employee for any breach of this Agreement, in addition to injunctive relief. Employee acknowledges and agrees that he will be responsible for all legal expenses, including attorney's fees, which Employer incurs in pursuing remedies, whether legal or equitable, for any actual or threatened breach of this Agreement. Employee acknowledges and agrees that the covenants contained in this Article shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by Employee against Employer, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by Employer of said covenants.

                                      V.
              General Release by Employee and Covenant Not to Sue

     In order to receive the additional remuneration set forth in Article III of this Agreement, Employee acknowledges and understands that he must execute an irrevocable, enforceable, valid and binding General Release and Covenant Not to Sue Agreement in substantially the form as shown in the attached Exhibit B within thirty (30) days following his Employment Termination Date.

                             Separation Agreement

                                      VI.
                       Limitation of Release by Employee

     Notwithstanding the previous Article, it is understood and agreed that the release of benefits and claims, and covenants not to sue, under the General Release and Covenant Not to Sue Agreement will not include a release of the right to the payment of benefits to which Employee may be entitled under the terms and provisions of Article III of this Agreement, will not include a release of the right to payment of any benefits accrued as of the Employment Termination Date to which Employee may be entitled under the terms and provisions of any Plan of Employer, and will not include a release of claims based on events occurring after execution and delivery of the General Release and Covenant Not to Sue Agreement. Employee hereby acknowledges that he is only entitled to the additional remuneration set forth in Article III of this Agreement contingent upon his execution of a valid, irrevocable, binding and enforceable General Release and Covenant Not to Sue Agreement in accordance with
Article V above, and that under such agreement, all other claims for any other benefits or compensation will be waived, except those expressly stated in the preceding sentence.

                                     VII.
              Knowing and Voluntary Waiver of Rights by Employee

     Employee agrees and acknowledges that he has carefully reviewed, studied and thought over the terms of this Agreement, and that all questions concerning this Agreement have been answered to his satisfaction. Employee does further acknowledge and agree that he has had the opportunity to consider and reflect upon the terms of this Agreement before signing it, that he knowingly and voluntarily entered into and signed this Agreement after deliberate consideration and review of all of its terms and provisions, that he was not coerced, pressured or forced in any way by Employer or anyone else to accept the terms of this Agreement, that the decision to accept the terms of this Agreement was entirely his own, that he was advised in writing to consult with an attorney prior to executing this Agreement, and that he had the opportunity to consult with an attorney throughout the negotiations concerning this Agreement, during which time proposals and counter proposals were or could have been presented, discussed and, in some instances, made a part of the final version of this Agreement. Employee also acknowledges that no promises or inducements to enter into and execute this Agreement have been offered or made except those which are specifically set out in this Agreement.

                                     VIII.
                  Representations and Warranties by Employer

     Employer represents and warrants to Employee that (a) Employer has taken all necessary and appropriate action to authorize the execution, delivery and performance of this Agreement, and (b) this Agreement constitutes the valid and binding obligation of Employer, enforceable in

                             Separation Agreement
accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, other similar laws affecting the enforcement of creditor's rights in general, or general principles of equity.

                                      IX.
                       Entire Agreement Between Parties

     This Agreement constitutes the entire agreement between Employee and Employer pertaining to the subjects contained in it and supersedes any and all prior and/or contemporaneous agreements, representations, or understandings, written or oral, including, without limitation, the Employment Agreement. It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect or particular whatsoever except in writing duly executed by Employee and an authorized representative of Employer acting on behalf of Employer.

                                      X.
                                    Notices

     All notices hereunder shall be deemed to have been given or made when personally delivered, one business day following deposit with an overnight delivery service, or three business days following deposit in the mail, registered or certified mail, postage prepaid as follows:

                                If to Employer:

                               NOVA Corporation
                       One Concourse Parkway, Suite 300
                            Atlanta, Georgia 30328
                            Attn:  General Counsel

                                If to Employee:

                                James M. Bahin
                              8420 Lazy Oak Court
                           Dunwoody, Georgia  30350

                                With a copy to:

                             R. Lawrence Ashe, Jr.
                     Paul, Hastings, Janofsky & Walker LLP
                       600 Peachtree Street, Suite 2400
                            Atlanta, Georgia  30308

                             Separation Agreement

                                      XI.
                         Non-Disparagement Provisions

     Employee shall, and shall cause Employee's related entities and persons to, refrain from making any remark or statement, whether oral or in writing (other than legally required truthful statements and reports) that reasonably may be construed as disparaging to Employer or any of Employer's related entities and persons. Employer shall, and shall cause Employer's related entities and persons to, refrain from making any remark or statement, whether oral or in writing (other than legally required truthful statements and reports) that reasonably may be construed as disparaging to Employee or any of Employee's related entities and persons.

                                     XII.
                           Miscellaneous Provisions

     This Agreement shall be binding upon both Employee and Employee's related entities and individuals, and upon Employer and Employer's related employers. All signatories to this Agreement hereby warrant, covenant, and represent that prior to the Employment Termination Date, they have not conveyed, transferred, pledged, hypothecated, or in any manner whatsoever assigned or encumbered any of the rights, demands, claims, suits, actions, or causes of action released herein, and all signatories to this Agreement also hereby warrant, covenant and represent that, prior to the Employment Termination Date, they have not filed a lawsuit or asked the assistance of any governmental agency to enforce rights or to seek remedies for any claim which is waived pursuant to the terms and provisions of this Agreement. Each party hereto agrees, understands, and acknowledges that each party is responsible for their own attorneys' fees, costs and all other expenses arising from, or in any way related to claims released
herein.   The undersigned parties, acting through their duly authorized officers or individually, as the case may be, do hereby warrant that the signatories hereto have express authority and have the legal capacity to enter into this Agreement. This Agreement is to be construed in accordance with the laws of the State of Georgia.



                      Signatures Appear on Following Page


                             Separation Agreement

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     IN WITNESS WHEREOF, the undersigned have executed this Agreement on this
23rd day June, 1999.

EMPLOYEE:                              EMPLOYER:

                                       NOVA CORPORATION


  /s/ James M. Bahin                   By: /s/ Ed Grzedzinski
----------------------                     -----------------------
      James M. Bahin                       Name: Ed Grzedzinski
                                           Title: Chairman and CEO





                             Separation Agreement

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                                   EXHIBIT A

                        STOCK OPTIONS HELD BY EMPLOYEE


                           See Attached Description